Exhibit 99.B(h)(4)(o)

SECOND AMENDMENT TO

TRANSFER AGENCY AGREEMENT

This SECOND AMENDMENT (“Amendment”) is made this 26th day of February, 2019, (the “Amendment Effective Date”), between Victory Portfolios (“Client”), formerly known as The Victory Portfolios, and FIS Investor Services LLC (“FIS”), formerly known as SunGard Investor Services LLC (assignee of Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc.), to the Transfer Agency Agreement dated April l, 2002, between Client and Citi, as previously amended, the “Agreement”. All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, FIS and Client wish to enter into this Amendment to the Agreement to update Schedule A thereto;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, Client and FIS hereby agree as follows:

l. Amendments.

a.             Funds. Schedule A to the Agreement is hereby deleted in its entirety and replaced by the new Schedule A attached hereto.

2.             Representations and Warranties.

a.             Client represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of Client (the “Board”), and (iii) that the Board has approved this Amendment.

b.             FIS represents that it has full power and authority to enter into and perform this Amendment.

3.             Miscellaneous.

a.             This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.             Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.              Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.             This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

e.              It is specifically acknowledged that this Amendment is made on behalf of Victory Portfolios, on behalf of each of the Funds listed on Schedule A, individually and not jointly. The assets of any one Fund shall not be used to offset the liabilities of any other Fund. Shareholders and Trustees of Client shall not be held personally liable for any obligations of Client, or any of the Funds listed on Schedule A.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written

FIS INVESTOR SERVICES LLC		VICTORY PORTFOLIOS, on behalf of each Fund listed on Schedule A, individually and jointly

By	/s/ Peggy Poche	By:	/s/ Chris Dyer

Name:	Peggy Poche	Name:	Chris Dyer

Title:	Contract Valuation Manager	Title:	President

Date:	3/11/2019	Date:	3/6/19

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT
BETWEEN
VICTORY PORTFOLIOS
AND
FIS INVESTOR SERIVCE LLC

	Fund Name		Fund Name

1	Victory Diversified Stock Fund	24	Victory RS International Fund
2	Victory Floating Rate Fund	25	Victory RS Investors Fund
3	Victory Global Natural Resources Fund	26	Victory RS Large Cap Alpha Fund
4	Victory Harvest Premium Absolute Fund	27	Victory RS Mid Cap Growth Fund
5	Victory Harvest Premium Bond Fund	28	Victory RS Partners Fund
6	Victory Harvest Premium Large Cap Equity Fund	29	Victory RS Science and Technology Fund
7	Victory High Income Municipal Bond Fund	30	Victory RS Select Growth Fund
8	Victory High Yield Fund	31	Victory RS Small Cap Equity Fund
9	Victory INCORE Fund for Income	32	Victory RS Small Cap Growth Fund
10	Victory INCORE Investment Grade Convertible Fund	33	Victory RS Value Fund
11	Victory INCORE Investment Quality Bond Fund	34	Victory S&P 500 Index Fund
12	Victory INCORE Low Duration Bond Fund	35	Victory Sophus Emerging Markets Fund
13	Victory INCORE Total Return Bond Fund	36	Victory Sophus Emerging Markets Small Cap Fund
14	Victory Integrity Discovery Fund	37	Victory Special Value Fund
15	Victory Integrity Mid-Cap Value Fund	38	Victory Strategic Allocation Fund
16	Victory Integrity Small/Mid-Cap Value Fund	39	Victory Strategic Income Fund
17	Victory Integrity Small-Cap Value Fund	40	Victory Sycamore Established Value Fund
18	Victory Munder Mid-Cap Core Growth Fund	41	Victory Sycamore Small Company Opportunity Fund
19	Victory Munder Multi-Cap Fund	42	Victory Tax-Exempt Fund
20	Victory Munder Small Cap Growth Fund	43	Victory Trivalent Emerging Markets Small-Cap Fund
21	Victory NewBridge Large Cap Growth Fund	44	Victory Trivalent International Fund-Core Equity
22	Victory RS Global Fund	45	Victory Trivalent International Small-Cap Fund
23	Victory RS Growth Fund

As of February 26, 2019